Exhibit 10.3

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 8, 2026 (the “Effective Date”), by and between RMX INDUSTRIES, INC., a Nevada corporation (“Buyer”), and APOLLO GROUP ENTERPRISES, LLC, a Florida limited liability company (“Seller”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A. Seller owns certain IP Assets (as defined below) that are more particularly described in this Agreement and the Schedules hereto.

B. Apollo Group Ventures Corporation, an affiliated entity of Seller, originally developed the IP Assets and transferred such IP Assets to Seller prior to the date hereof.

C. Buyer desires to acquire from Seller, and Seller desires to sell, assign, transfer, and deliver to Buyer, all of Seller’s right, title, and interest in and to the IP Assets, on the terms and subject to the conditions set forth in this Agreement.

D. The Parties intend that this transaction constitute solely a purchase and sale of specified intangible intellectual property assets and expressly does not constitute the acquisition of any business, business unit, going-concern, or operating enterprise of Seller.

E. In consideration of the IP Assets, Buyer will issue to Seller shares of Buyer’s Class A Common Stock, par value $0.001 per share, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties, and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.01 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.02 “Applicable Law” means any federal, state, local, municipal, or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree, or governmental requirement enacted, issued, adopted, promulgated, or applied by any Governmental Entity.

1.03 “Bill of Sale and Assignment” means a bill of sale and assignment agreement in a form to be mutually agreed upon by the Parties.

1.04 “Business Day” means any day other than a Saturday, Sunday, or other day on which banks in Las Vegas, Nevada are authorized or required by Applicable Law to close.

1.05 “Closing” means the consummation of the transactions contemplated by this Agreement.

1.06 “Closing Date” means the date on which the Closing occurs.

1.07 “Confidential Information” has the meaning set forth in Section 9.04.

1.08 “Consideration Shares” means the shares of Buyer’s Class A Common Stock to be issued to Seller as the Purchase Price pursuant to Section 3.01.

1.09 “Copyrights” means all copyrights and copyrightable works, including all registrations and applications for registration thereof, and all renewals, extensions, restorations, and reversions thereof, in any jurisdiction worldwide.

1.10 “Damages” means any and all costs, damages, judgments and interest on judgement, awards, penalties, fines, fees (including reasonable attorneys’ fees), including reasonable fees and expenses of counsel and experts.

1.11 “Data Assets” means all data and datasets (including training data, metadata, and data pipelines) included in the IP Assets to the extent owned by Seller and transferable.

1.12 “Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement, organized by reference to the applicable sections of this Agreement.

1.13 “Domain Names” means all internet domain names, uniform resource locators (URLs), social media handles, and registrations and applications therefor, as set forth on Schedule 2.1(e).

1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.15 “Encumbrance” means any mortgage, pledge, lien, security interest, option, right of first refusal, covenant, condition, restriction, encumbrance, charge, license, sublicense, or other third-party claim of any kind, including any restriction on use, transfer, receipt of income, or exercise of any attribute of ownership.

1.16 “Excluded Assets” has the meaning set forth in Section 2.03.

1.17 “Governmental Entity” means any court, tribunal, arbitrator, authority, agency, department, commission, board, bureau, or instrumentality of any federal, state, local, municipal, or foreign government or any subdivision thereof.

1.18 “Indemnified Person” has the meaning set forth in Section 10.04.

1.19 “IP Assets” has the meaning set forth in Section 2.01.

1.20 “IP Assignments” means the patent assignments, trademark assignments, copyright assignments, domain name transfer agreements, and other instruments of assignment and transfer, in each case in recordable form, to be delivered by Seller to Buyer at the Closing.

1.21 “Knowledge of Buyer” or “Buyer’s Knowledge” has the meaning set forth in Section 6.08.

1.22 “Knowledge of Seller” or “Seller’s Knowledge” or any similar phrase means the actual knowledge, after reasonable inquiry, of Kerry Johnson.

1.23 “Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the IP Assets, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that no event, change, circumstance, occurrence, effect, or condition resulting from any of the following, alone or in combination, shall be deemed to constitute or be taken into account in determining a Material Adverse Effect: (i) general economic, political, or market conditions; (ii) conditions generally affecting the industry in which the IP Assets are used; (iii) changes in Applicable Law or accounting standards; (iv) acts of war, terrorism, or natural disasters; or (v) the announcement or pendency of the transactions contemplated by this Agreement.

1.24 “Open-Source Software” or “OSS” means any software that is distributed under a license that has been approved by the Open Source Initiative or that otherwise requires, as a condition of use, modification, or distribution of such software, that such software or other software combined or distributed with such software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge.

1.25 “Patents” means all patents, patent applications (including provisional applications), continuations, continuations-in-part, divisionals, reissues, reexaminations, foreign counterparts, and any extensions thereof, in any jurisdiction worldwide.

1.26 “Permitted Encumbrances” means those Encumbrances set forth on Schedule 2.1(k), if any.

1.27 “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture, government or political subdivision or agency or instrumentality thereof, or other entity or organization.

1.28 “Purchase Price” has the meaning set forth in Section 3.01.

1.29 “SEC” means the United States Securities and Exchange Commission.

1.30 “SEC Reports” has the meaning set forth in Section 6.07.

1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.32 “Software” means all computer programs, applications, source code, object code, APIs, libraries, firmware, middleware, databases, data compilations, documentation (including user manuals, training materials, and technical specifications), and related materials.

1.33 “Taxes” means all taxes, however denominated, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision thereof, including income taxes, estimated taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, transfer taxes, stamp taxes, withholding taxes, payroll taxes, real and personal property taxes, and other governmental charges, and any liability for amounts referred to above as a result of any obligations to indemnify another Person.

1.34 “Trade Secrets” means all trade secrets, know-how, technical data, proprietary information, inventions (whether or not patentable), discoveries, improvements, algorithms, processes, techniques, methods, formulae, designs, specifications, drawings, and confidential business information without which the IP Assets could not have been created.

1.35 “Trademarks” means all trademarks, service marks, trade names, trade dress, logos, slogans, and other source identifiers, including all registrations and applications for registration thereof, and all goodwill appurtenant thereto, in any jurisdiction worldwide.

1.36 “Transaction Documents” means this Agreement, the Bill of Sale and Assignment, the IP Assignments, and each other agreement, instrument, or document to be executed and delivered by either Party in connection with the transactions contemplated by this Agreement.

Article II
PURCHASE AND SALE OF IP ASSETS

2.01 Transfer of IP Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, grant, convey, transfer, and deliver to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title, and interest in and to the following assets (collectively, the “IP Assets”):

(a) Patents. All Patents set forth on Schedule 2.1(a), together with all inventions, discoveries, improvements, and algorithms embodied therein;

(b) Trademarks. All Trademarks set forth on Schedule 2.1(b), together with the goodwill of the business appurtenant to such Trademarks solely in their capacity as source identifiers (and no other business goodwill);

(c) Copyrights. All Copyrights set forth on Schedule 2.1(c), including all works of authorship, whether or not registered;

(d) Software. All Software set forth on Schedule 2.1(d), including all source code, object code, APIs, libraries, documentation, and databases;

(e) Domain Names. All Domain Names set forth on Schedule 2.1(e);

(f) Trade Secrets. All Trade Secrets, know-how, technical data, and confidential information owned by Seller and directly required to create the IP Assets;

(g) Data Assets. All Data Assets, to the extent owned by Seller and transferable;

(h) Rights to Enforce. All rights to assert and recover damages for past, present, and future infringement, misappropriation, dilution, or other violation of any of the foregoing IP Assets, including the right to sue and collect damages therefor;

(i) Tangible Embodiments. All tangible embodiments solely to the extent they contain or embody the IP Assets, including prototypes, samples, media, and physical materials;

(j) Related Materials. All books, records, files, and papers (whether in hard copy or electronic format) used exclusively in conjunction with the IP Assets, including engineering information, technical manuals and data, specifications, and drawings; and

(k) Governmental Approvals. To the extent transferable, all permits, authorizations, consents, and approvals of any Governmental Entity relating exclusively to the IP Assets.

2.02 Appurtenant Goodwill Only. For the avoidance of doubt, the only goodwill being transferred hereunder is the goodwill appurtenant to the Trademarks solely in their capacity as source identifiers. No business goodwill, going-concern value, customer relationships, or other enterprise-level goodwill of Seller is being transferred.

2.03 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Buyer is not acquiring, and Seller is not selling, any assets of Seller other than the IP Assets (collectively, the “Excluded Assets”), including without limitation:

(a) all equity interests in Seller or any Affiliate of Seller;

(b) all business operations and going-concern attributes of Seller including Seller’s right to provide command and control design, implementation, training, and related services for securing and safeguarding real and personal property (ies), and any other purpose (“Seller Services”) provided Seller may not, and will not, use or rely upon any IP Assets sold to Buyer in providing such Seller Services;

(c) all contracts, agreements, and commitments of Seller (except for limited assignment of IP licenses or registrant accounts as approved in writing by Buyer);

(d) all accounts receivable, cash, and cash equivalents of Seller;

(e) all tangible personal property, equipment, inventory, and fixtures of Seller (except tangible embodiments of IP Assets as described in Section 2.01(i));

(f) all employees and service providers of Seller (and related agreements, benefits, and compensation obligations);

(g) all customer, vendor, and commercial relationships of Seller;

(h) all business goodwill of Seller (apart from appurtenant goodwill inseparable from the Trademarks as described in Section 2.02); and

(i) all liabilities of Seller, whether known or unknown, accrued, absolute, contingent, or otherwise.

2.04 No Assumption of Liabilities. Buyer shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for and obligated to discharge, all debts, contracts, agreements, commitments, obligations, and other liabilities of any nature whatsoever of Seller, whether known or unknown, accrued or not accrued, fixed or contingent, and whether or not relating to or arising from the IP Assets, including without limitation:

(a) any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the IP Assets for any period (or portion thereof) through the Closing Date, including any Taxes payable by Seller that are attributable to or arise from the transactions contemplated by this Agreement;

(b) any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller, including any liability for infringement of intellectual property rights; and

(c) any liability or obligation of Seller under any contract, agreement, employee benefit plan, or other arrangement not expressly assumed by Buyer pursuant to this Agreement.

2.05 Asset Purchase Only; No Business Acquisition. The Parties acknowledge and agree that the transactions contemplated by this Agreement constitute solely the purchase and sale of specified intangible intellectual property assets. This Agreement does not contemplate, and shall not be construed as, the acquisition of any business, business unit, going concern, or operating enterprise of Seller. Without limiting the generality of the foregoing, Buyer is not acquiring any revenue-generating operations, employees, service providers, customer relationships, commercial contracts, or enterprise-level goodwill of Seller. The representations, warranties, covenants, and other provisions of this Agreement are drafted and intended solely to facilitate the transfer of discrete intellectual property assets and shall not be construed as creating any implication that a business is being transferred.

Article III
PURCHASE PRICE

3.01 Purchase Price. In consideration of the sale, assignment, transfer, and delivery of the IP Assets, Buyer shall issue to Seller 1,500,000 shares of Buyer’s Class A Common Stock, par value $0.001 per share (the “Consideration Shares,” and such issuance, the “Purchase Price”), in a private placement exempt from registration under the Securities Act. The Consideration Shares shall bear customary restrictive legends.

3.02 Equitable Adjustment. The number of Consideration Shares shall be subject to equitable adjustment for any stock splits, reverse stock splits, stock dividends, recapitalizations, or similar events occurring after the date of this Agreement and prior to the issuance of the Consideration Shares.

3.03 Lock-Up.

(a) Lock-Up Period. For a period of one hundred eighty (180) days following the issuance of the Consideration Shares (the “Lock-Up Period”), Seller shall not, directly or indirectly, sell, offer to sell, contract to sell, hedge, pledge, grant any option to purchase, or otherwise transfer or dispose of the Consideration Shares, subject to the following permitted transfers: (i) gifts to immediate family members of Seller’s members, or trusts for estate planning purposes; (ii) transfers to Affiliates of Seller; and (iii) pledges to lending institutions, provided in each case that the transferee agrees in writing to be bound by the terms of this Section 3.03.

(b) Leak-Out. Following the expiration of the Lock-Up Period, for an additional period of one hundred eighty (180) days, Seller’s sales of Consideration Shares shall be limited to no more than 10% of the average daily trading volume of the Class A Common Stock per trading day, in each case subject to compliance with Rule 144 under the Securities Act and all applicable securities laws.

3.04 SEC Reporting. Buyer shall use commercially reasonable efforts to remain current in its SEC reporting obligations so as to facilitate Seller’s ability to resell the Consideration Shares pursuant to Rule 144 under the Securities Act.

3.05 Allocation of Purchase Price. Within thirty (30) days following the Closing Date, Buyer shall deliver to Seller a proposed allocation of the Purchase Price among the categories of IP Assets (e.g., Patents, Trademarks, Copyrights, Software, Trade Secrets, Domain Names, and Data Assets) in accordance with Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Seller shall have fifteen (15) days to review and comment on such allocation. The Parties shall negotiate in good faith to agree on a final allocation. Each Party agrees to file all Tax returns and reports consistent with the agreed-upon allocation and shall not take any position inconsistent therewith unless required by Applicable Law.

3.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer and Seller. Seller shall file all necessary Tax returns and other documentation with respect to such Taxes and fees, and Buyer shall cooperate in the timely filing thereof.

Article IV
CLOSING

4.01 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place remotely via the electronic exchange of documents and signatures on the date that is three (3) Business Days after the satisfaction or waiver of all conditions to Closing set forth in Article VII and Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time, date, and place as the Parties may mutually agree in writing; provided that the Closing shall occur no later than May 17, 2026 (the “Outside Date”).

4.02 Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a) the Bill of Sale and Assignment, duly executed by Seller;

(b) the IP Assignments for each category of IP Assets (including patent assignments, trademark assignments, copyright assignments, and domain name transfer documentation), each in recordable form and duly executed by Seller, assigning to Buyer all of Seller’s right, title, and interest in and to the IP Assets, free and clear of all Encumbrances (other than Permitted Encumbrances);

(c) a certificate of an authorized officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.01 and 7.02 have been satisfied (the “Seller Bring-Down Certificate”);

(d) a certificate of good standing (or equivalent) of Seller from the Secretary of State of the State of Florida, dated no more than ten (10) days prior to the Closing Date;

(e) evidence reasonably satisfactory to Buyer of the release of all Encumbrances on the IP Assets (other than Permitted Encumbrances);

(f) all tangible embodiments of the IP Assets, including all physical media, prototypes, samples, and materials containing or embodying the IP Assets;

(g) all books, records, files, documentation, and technical specifications exclusively relating to the IP Assets, whether in hard copy or electronic format;

(h) resolutions or other evidence of Seller’s authorization to consummate the transactions contemplated by this Agreement;

(i) the Disclosure Schedule, with all schedules, exhibits, and annexes thereto; and

(j) such other documents, instruments, and agreements as Buyer may reasonably request to effectuate the transactions contemplated by this Agreement.

4.03 Buyer’s Closing Deliverables. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a) evidence of the issuance of the Consideration Shares to Seller, including an irrevocable instruction to Buyer’s transfer agent to issue the Consideration Shares to Seller;

(b) a certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.01 and 8.02 have been satisfied (the “Buyer Bring-Down Certificate”);

(c) a certificate of good standing (or equivalent) of Buyer from the Secretary of State of the State of Nevada, dated no more than ten (10) days prior to the Closing Date;

(d) resolutions or other evidence of the approval of Buyer’s Board of Directors authorizing the transactions contemplated by this Agreement; and

(e) such other documents, instruments, and agreements as Seller may reasonably request to effectuate the transactions contemplated by this Agreement.

4.04 Post-Closing Recordation. Promptly following the Closing, Buyer shall, at its own expense, record the IP Assignments with the United States Patent and Trademark Office (“USPTO”), the United States Copyright Office (“USCO”), and any other applicable intellectual property offices, domestic or foreign, as necessary to perfect and give public notice of Buyer’s ownership of the IP Assets. Seller shall cooperate with Buyer and execute any additional documents reasonably necessary to complete such recordation.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows (except where a representation or warranty is expressly stated to be made as of a specific date, in which case such representation or warranty is made as of such date only), subject to the exceptions set forth in the Disclosure Schedule:

5.01 Organization, Standing, and Power. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida. Seller has the requisite limited liability company power and authority to own and operate its assets and properties, including the IP Assets.

5.02 Authority. The execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller, including the approval of its members and managers, as applicable. No other act or proceeding on the part of Seller is necessary to approve the execution and delivery of this Agreement and the other Transaction Documents.

5.03 Execution and Binding Effect. This Agreement has been, and upon their execution the other Transaction Documents will be, duly and validly executed and delivered by Seller and constitutes, or will constitute, the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (whether considered in a proceeding in equity or at law).

5.04 No Violation; Consents. Neither the execution, delivery, and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both:

(a) conflict with or result in a violation or breach of the organizational documents of Seller.

(b) conflict with or result in a violation or breach of, or constitute a default under, or require the consent of any Person under, or give rise to any right of termination, cancellation, or acceleration under, any contract, agreement, license, permit, or other instrument or obligation to which Seller is a party or by which Seller or any of the IP Assets may be bound; or

(c) violate any Applicable Law applicable to Seller or by which any of the IP Assets may be bound.

(d) Except as set forth on Schedule 5.04 of the Disclosure Schedule, there is no requirement applicable to Seller to make any filing, declaration, or registration with, or to obtain any permit, authorization, consent, or approval of, any Governmental Entity as a condition to the lawful consummation of the transactions contemplated by this Agreement.

5.05 Title to IP Assets. Seller holds good and marketable title in and to all of the IP Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the complete and unrestricted power and unqualified right to sell, assign, and deliver the IP Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the IP Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). No Person other than Seller has any right or interest in the IP Assets, including the right to grant interests in the IP Assets to third parties.

5.06 Chain of Title. Seller has a complete and unbroken chain of title to the IP Assets. All founders, employees, contractors, consultants, and other contributors who participated in the creation, development, or improvement of any IP Asset have executed valid, written invention assignment agreements and, to the extent applicable, moral rights waivers, in each case effectively vesting in Seller (or its predecessor, Apollo Group Ventures Corporation) full ownership of all intellectual property created by such Persons. Seller has delivered to Buyer true, correct, and complete copies of all such assignment agreements.

5.07 Non-Infringement. To Seller’s Knowledge, neither the IP Assets nor the use, exploitation, or exercise of rights therein as currently conducted by Seller infringes, misappropriates, dilutes, or otherwise violates any intellectual property or proprietary right of any third party. To Seller’s Knowledge, no third party is infringing, misappropriating, or otherwise violating any of the IP Assets.

5.08 No Conflicting Licenses or Rights. Except as set forth on Schedule 5.08 of the Disclosure Schedule, there are no outstanding licenses, sublicenses, covenants not to sue, options, rights of first refusal, or other agreements or arrangements granted by Seller to any third party with respect to the IP Assets that would impair or restrict Buyer’s exclusive ownership and use of the IP Assets following the Closing.

5.09 IP Registrations. Schedule 2.01(a), Schedule 2.01(b), and Schedule 2.01(c) set forth a complete and accurate list of all registered IP Assets and all pending applications for registration thereof, including the applicable registration or application number, filing date, registration date, and jurisdiction. All registered IP Assets are valid and subsisting, and all applicable maintenance, renewal, annuity, and other fees with respect thereto that are due and payable on or before the Closing Date have been timely paid.

5.10 No Litigation. There is no pending or, to Seller’s Knowledge, threatened claim, litigation, action, suit, proceeding, investigation, opposition, interference, inter partes review, or other proceeding before any Governmental Entity contesting the validity, ownership, registerability, enforceability, or right to use, sell, license, or dispose of any of the IP Assets (each, an “IP Proceeding”). To Seller’s Knowledge, there is no basis for any such IP Proceeding. Seller has not received any written notice asserting that the IP Assets or the proposed use, sale, license, or disposition thereof conflicts with the rights of any third party.

5.11 Open-Source Software. Except as set forth on Schedule 5.11 of the Disclosure Schedule (which shall include a complete open-source software bill of materials), (a) no Software included in the IP Assets contains, is derived from, is linked to, or is distributed with any Open-Source Software in a manner that would (i) require the disclosure or distribution of source code of any proprietary Software included in the IP Assets, (ii) impose any restriction on the right to charge fees or royalties for distribution or licensing of any Software included in the IP Assets, or (iii) grant to any third party any rights or immunities under any intellectual property rights embodied in the IP Assets; and (b) Seller has at all times complied in all material respects with the terms and conditions of all applicable open-source licenses.

5.12 Employee and Contractor IP Assignments. All current and former employees, officers, independent contractors, consultants, and other Persons who have contributed to the creation or development of any IP Asset have executed valid and enforceable written agreements containing present-tense assignments of all intellectual property rights created in the course of their engagement with Seller (or its predecessor), and such agreements are in full force and effect. No such Person has any claim, right, or interest in or to any IP Asset.

5.13 Protection of IP Assets. Seller has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets included in the IP Assets, including requiring all officers, employees, contractors, and consultants with access to or knowledge of such Trade Secrets to execute written confidentiality and non-disclosure agreements.

5.14 Data Privacy and Security. To Seller’s Knowledge, Seller has complied in all material respects with all Applicable Laws and contractual obligations relating to the collection, use, storage, transfer, processing, and protection of personally identifiable information and other regulated data included in or collected through the IP Assets.

5.15 No Government Grants or University Rights. None of the IP Assets were developed using, or are subject to, any rights, restrictions, or encumbrances arising from government grants, government funding, university funding, or any agreement with a governmental or educational institution that would give any Governmental Entity, university, or other Person any right, title, or interest in or to the IP Assets.

5.16 No Prior Transfers. Seller has not previously sold, assigned, transferred, conveyed, or otherwise disposed of any right, title, or interest in or to any of the IP Assets to any Person, other than the grant of licenses disclosed on Schedule 5.8 of the Disclosure Schedule.

5.17 Completeness of Schedules. The Schedules to this Agreement contain a complete and accurate list of all IP Assets and all other information required to be set forth therein.

5.18 Fair Consideration; No Fraudulent Conveyance. The sale of the IP Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer, and assignment of the IP Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement with the intent to defraud, delay, or hinder its creditors, and the consummation of the transactions contemplated by this Agreement will not constitute a fraudulent conveyance or otherwise give rise to any right of any creditor of Seller to any of the IP Assets after the Closing.

5.19 Brokers and Finders. Neither Seller nor any of its officers, directors, members, managers, employees, or agents has employed any broker or finder or incurred any liability for any brokerage fee, commission, or finder’s fee in connection with the transactions contemplated by this Agreement.

5.20 Investment Representations.

(a) Accredited Investor. Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Without limiting the foregoing, Seller (i) is a limited liability company not formed for the specific purpose of acquiring the Consideration Shares, with total assets in excess of $5,000,000, or (ii) is a limited liability company in which all of the equity owners are accredited investors.

(b) Member Accreditation. Each member of Seller who will receive a distribution of Consideration Shares or any beneficial interest therein (whether directly or through the Seller) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) Investment Intent. Seller is acquiring the Consideration Shares solely for Seller’s own account, for investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities laws. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Consideration Shares, except in compliance with the Securities Act and applicable state securities laws. Seller does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third party with respect to any of the Consideration Shares.

(d) Sophistication and Experience. Seller, either alone or together with its representatives, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares. Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Consideration Shares.

(e) Access to Information. Seller has been afforded the opportunity to ask questions of, and receive answers from, Buyer and its officers and directors concerning Buyer and the terms and conditions of the issuance of the Consideration Shares, and to obtain any additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information provided. Seller has received and reviewed the SEC Reports and has had access to such financial and other information concerning Buyer as Seller has deemed necessary to make an informed investment decision with respect to the Consideration Shares.

(f) Restricted Securities. Seller understands that the Consideration Shares have not been registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and cannot be sold or otherwise transferred unless (i) subsequently registered under the Securities Act and applicable state securities laws, or (ii) an exemption from such registration is available. Seller understands that the Consideration Shares will bear a customary restrictive legend reflecting the foregoing.

(g) Rule 144 Acknowledgment. Seller acknowledges that the Consideration Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer; the resale occurring not less than six (6) months (or one (1) year if Buyer is not subject to the reporting requirements of the Exchange Act) after a party has purchased and paid for the security to be sold; the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker”; and compliance with applicable volume limitations. Seller understands that Rule 144 is not currently available for the resale of the Consideration Shares and that Buyer is under no obligation to register any of the Consideration Shares under the Securities Act (except as may be set forth in any registration rights agreement between the Parties).

(h) Rule 145 Acknowledgment. If the consummation of the transactions contemplated by this Agreement requires the approval or consent of the members or equity holders of Seller (or any vote or written consent constituting an investment decision with respect to the Consideration Shares), Seller acknowledges that such vote or consent may cause the transaction to be subject to Rule 145 under the Securities Act. In such event, Seller acknowledges that any resale of the Consideration Shares by Seller or by any member, equity holder, or affiliate (within the meaning of Rule 145) of Seller who voted or consented to the transaction may be subject to the conditions and limitations of Rule 145, including holding period requirements and volume limitations applicable to affiliates. Seller shall take all actions reasonably requested by Buyer to ensure compliance with Rule 145 if applicable, including providing Buyer with written confirmation of the members or equity holders who voted or consented to the transaction.

(i) No General Solicitation. Seller acknowledges that neither Buyer nor any agent or other Person acting on Buyer’s behalf has offered or sold the Consideration Shares by any form of general solicitation or general advertising, including, without limitation, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(j) Reliance on Exemptions. Seller understands that the Consideration Shares are being offered and sold to Seller in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws, and that Buyer is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Consideration Shares.

5.21 No Other Representations. Except for the representations and warranties set forth in this Article V, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller or the IP Assets in connection with the transactions contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

6.01 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has full corporate power and authority and the legal right to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

6.02 Authority. The execution and delivery of this Agreement and the other Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer, including the approval of its Board of Directors, and no other act or proceeding on the part of Buyer or its stockholders is necessary.

6.03 Execution and Binding Effect. This Agreement has been, and upon their execution the other Transaction Documents will be, duly and validly executed and delivered by Buyer and constitutes, or will constitute, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general principles of equity (whether considered in a proceeding in equity or at law).

6.04 Valid Issuance of Consideration Shares. The Consideration Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will be free and clear of all Encumbrances and restrictions on transfer, other than restrictions under this Agreement and applicable federal and state securities laws.

6.05 No Conflicts. Neither the execution, delivery, and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in a violation or breach of (a) Buyer’s certificate of incorporation or bylaws, (b) any material contract, agreement, or other instrument to which Buyer is a party or by which Buyer is bound, or (c) any Applicable Law applicable to Buyer.

6.06 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Buyer consisted of (i) 196,400,000 shares of Class A Common Stock, par value $0.001 per share, of which 19,778,946 shares were issued and outstanding, (ii) 3,600,000 shares of Class B Common Stock, par value $0.001 per share, of which 24,272,149 shares were issued and outstanding, and (iii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding.

(b) (b) All outstanding shares of Buyer’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or similar rights. The Consideration Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable and will not be subject to any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c) (c) Except as disclosed in Buyer’s organizational documents, the SEC Reports (as defined in Section 6.07), or the equity incentive plans described therein, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans, or other agreements of any character providing for the purchase, issuance, or sale of any shares of capital stock of Buyer, other than the Consideration Shares to be issued pursuant to this Agreement.

6.07 SEC Reports; Financial Statements.

(a) SEC Reports. Since June 30, 2024, Buyer has timely filed or furnished all reports, schedules, forms, statements, prospectuses, registration statements, and other documents required to be filed or furnished by Buyer with the SEC pursuant to the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Regulation A promulgated under the Securities Act (collectively, and including all exhibits, financial statements, and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of the date of such amendment or superseding filing), the SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, Regulation A, and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the SEC Reports, as of their respective filing dates (or, if amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. The financial statements (including, in each case, any notes thereto) included in the SEC Reports (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by the SEC or Regulation A), (ii) complied as of their respective dates of filing with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present, in all material respects, the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that are not, individually or in the aggregate, material). Since the date of the most recent financial statements included in the SEC Reports, there has been no material change in Buyer’s accounting policies, except as described in the notes to such financial statements.

6.08 Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Buyer’s Knowledge (as defined below), threatened against Buyer, or to which Buyer is otherwise a party, before any Governmental Entity that (a) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or Buyer’s ability to perform its obligations under this Agreement, (b) would reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement or issue the Consideration Shares, or (c) seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated by this Agreement. As used in this Section 6.08, “Buyer’s Knowledge” or “Knowledge of Buyer” means the actual knowledge, after reasonable inquiry, of Michael Chermak, Karl Kit and Amit Shrestha.

Article VII
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer in its sole discretion) of each of the following conditions on or prior to the Closing Date:

7.01 Representations and Warranties True. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect,” or similar qualifications) as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties that are expressly made as of a specific date shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

7.02 Performance of Covenants. Seller shall have performed and complied in all material respects with all of its covenants, agreements, and obligations required by this Agreement to be performed or complied with on or prior to the Closing Date.

7.03 Seller Bring-Down Certificate. Buyer shall have received the Seller Bring-Down Certificate, duly executed by an authorized officer of Seller, certifying the satisfaction of the conditions set forth in Sections 7.01 and 7.02.

7.04 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the IP Assets.

7.05 No Injunction. No Governmental Entity shall have issued any order, decree, ruling, injunction, or other legal restraint prohibiting or materially restraining the consummation of the transactions contemplated by this Agreement, and no action, suit, or proceeding shall be pending or threatened seeking any such order.

7.06 Consents. All third-party and governmental consents required for the valid transfer of the IP Assets to Buyer shall have been obtained, in each case in form and substance reasonably satisfactory to Buyer.

7.07 Transaction Documents. Seller shall have delivered all Transaction Documents, instruments of conveyance and transfer, and all other documents required to be delivered by Seller at the Closing, in each case in form and substance reasonably satisfactory to Buyer and its counsel.

7.08 Securities Law Compliance. All securities law requirements applicable to the issuance of the Consideration Shares shall have been satisfied, including the preparation and filing of any required SEC reports (e.g., Form 1-U or Form 8-K) within applicable timeframes.

Article VIII
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller in writing) of each of the following conditions on or prior to the Closing Date:

8.01 Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

8.02 Performance of Covenants. Buyer shall have performed and complied in all material respects with all of its covenants, agreements, and obligations required by this Agreement to be performed or complied with on or prior to the Closing Date.

8.03 Buyer Bring-Down Certificate. Seller shall have received the Buyer Bring-Down Certificate, duly executed by an authorized officer of Buyer, certifying the satisfaction of the conditions set forth in Sections 8.01 and 8.02.

8.04 Consideration Shares. Buyer shall have delivered evidence of the issuance of the Consideration Shares to Seller.

8.05 No Injunction. No Governmental Entity shall have issued any order, decree, ruling, injunction, or other legal restraint prohibiting or materially restraining the consummation of the transactions contemplated by this Agreement.

8.06 Transaction Documents. Buyer shall have delivered all Transaction Documents and all other documents required to be delivered by Buyer at the Closing, in each case in form and substance reasonably satisfactory to Seller and its counsel.

Article IX
COVENANTS

9.01 Pre-Closing Covenants of Seller. During the period from the date of this Agreement until the Closing Date or earlier termination of this Agreement:

(a) Maintenance of IP Assets. Seller shall maintain and protect the IP Assets in the ordinary course consistent with past practice, including paying all maintenance, renewal, annuity, and prosecution fees when due, responding to all office actions and other correspondence from applicable intellectual property offices, and taking commercially reasonable steps to preserve the validity and enforceability of the IP Assets.

(b) No Transfer or Encumbrance. Seller shall not sell, assign, transfer, convey, license, sublicense, pledge, encumber, or otherwise dispose of or grant any rights in any of the IP Assets to any third party.

(c) No Abandonment. Seller shall not abandon, withdraw, or permit to lapse any registration, application, or filing with respect to any IP Asset.

(d) Protection of Trade Secrets. Seller shall continue to take commercially reasonable steps to maintain the confidentiality of all Trade Secrets included in the IP Assets.

(e) Notification. Seller shall promptly notify Buyer in writing of (i) any Material Adverse Effect or any event, change, or circumstance that would reasonably be expected to result in a Material Adverse Effect, (ii) any claim, action, suit, or proceeding threatened or commenced against Seller relating to any IP Asset, and (iii) any breach or inaccuracy in any representation or warranty of Seller contained in this Agreement.

(f) No Inconsistent Action. Seller shall not take any action that is inconsistent with its obligations under this Agreement or that would reasonably be expected to impair Buyer’s ability to acquire good and marketable title to the IP Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(g) Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article XI, Seller shall not, and shall cause its Affiliates, members, managers, officers, employees, agents, and representatives not to, directly or indirectly: (i) solicit, initiate, encourage, or facilitate any inquiry, proposal, or offer from any Person (other than Buyer or its Affiliates or representatives) relating to, or that could reasonably be expected to lead to, any Competing Transaction (as defined below); (ii) participate or engage in any discussions or negotiations with any Person (other than Buyer or its Affiliates or representatives) regarding any Competing Transaction; (iii) provide any non-public information or data concerning the IP Assets to any Person (other than Buyer or its Affiliates or representatives) in connection with, or that could reasonably be expected to lead to, any Competing Transaction; (iv) approve, endorse, recommend, or enter into any letter of intent, agreement in principle, acquisition agreement, or other similar agreement relating to any Competing Transaction; or (v) agree, resolve, or commit to do any of the foregoing. Seller shall, and shall cause its Affiliates and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer or its Affiliates or representatives) with respect to any Competing Transaction. If Seller or any of its Affiliates or representatives receives any inquiry, proposal, or offer relating to a Competing Transaction, Seller shall promptly (and in any event within two (2) Business Days) notify Buyer in writing of such inquiry, proposal, or offer, including the identity of the Person making such inquiry, proposal, or offer and the material terms and conditions thereof. As used herein, “Competing Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any sale, license, transfer, or other disposition of all or any material portion of the IP Assets; (B) any acquisition of any equity interests in Seller; (C) any merger, consolidation, recapitalization, or similar transaction involving Seller; or (D) any other transaction that is inconsistent with the transactions contemplated by this Agreement..

9.02 Post-Closing Covenants.

(a) Cooperation on Assignments. For a period of two (2) years following the Closing Date, Seller shall, at Buyer’s expense, execute and deliver all such further instruments, documents, and agreements, and take all such further actions, as Buyer may reasonably request to (i) transfer, assign, and perfect Buyer’s right, title, and interest in and to the IP Assets, (ii) record such transfers and assignments with the USPTO, USCO, and any other applicable intellectual property offices, domestic or foreign, and (iii) otherwise effectuate the purposes of this Agreement.

(b) Cooperation on Prosecution and Enforcement. Seller shall use commercially reasonable efforts to cooperate with Buyer, at Buyer’s expense, in the prosecution, maintenance, and enforcement of the IP Assets, including by using commercially reasonable efforts to make available Seller’s current employees, officers, and agents who have knowledge of the IP Assets to provide testimony, declarations, or other assistance as reasonably requested by Buyer. With respect to former employees, officers, and agents, Seller shall use commercially reasonable efforts to facilitate Buyer’s access to such Persons, provided that Seller shall not be liable for, or deemed in breach of this Agreement as a result of, any refusal by any such former employee, officer, or agent to cooperate with Buyer’s requests; provided, further, that Seller shall, upon Buyer’s reasonable request, provide Buyer with contact information for such former Persons to the extent known by Seller and permitted by Applicable Law. If Buyer is unable to enforce its intellectual property rights against a third party as a result of any rule or law barring enforcement by a transferee, Seller shall, at Buyer’s expense, assign to Buyer such additional rights as may be necessary to permit enforcement. If such assignment is insufficient, Seller shall initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in and direct the strategy of such proceedings, and Buyer shall bear the expenses thereof.

(c) No Retention of Copies. Promptly after the Closing (and in no event later than thirty (30) days thereafter), Seller shall deliver to Buyer or destroy (and certify in writing such destruction) all copies of IP Assets in Seller’s possession or control, whether in paper form, on electronic media, or stored in any other form, including all copies in cloud-based or remote storage systems; provided, however, that Seller may retain copies of: (i) financial books and records relating to the IP Assets, solely for the purposes of preparing its financial statements and statutory accounts; (ii) documents required by Applicable Law to be kept by Seller, solely as required to comply with Applicable Law or regulatory requirements; (iii) documents and materials relating to the IP Assets to the extent reasonably necessary to defend against any claim, action, suit, or proceeding (including any indemnification claim), provided that such copies shall be maintained on a confidential basis and shall not be used for any other purpose; and (iv) documents and materials reasonably necessary to respond to any regulatory inquiry, audit, or investigation by any Governmental Entity, provided that Seller shall promptly notify Buyer of any such inquiry, audit, or investigation to the extent permitted by Applicable Law.

(d) Non-Competition and Non-Solicitation.

(i) Non-Competition. For a period of eighteen (18) months following the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in association with any other Person: (A) use, practice, or exploit any of the IP Assets or any Trade Secrets included therein, in each case that were transferred to Buyer pursuant to this Agreement; or (B) develop, manufacture, market, distribute, license, sell, or otherwise commercialize any product, service, or technology that is substantially derived from the specific IP Assets transferred pursuant to this Agreement. Notwithstanding the foregoing, nothing in this Section 9.02(d) shall prohibit Seller or any of its Affiliates from: (1) owning, as an investment, less than five percent (5%) of the outstanding equity interests of any publicly traded company; (2) engaging in any business or activity that does not use, practice, or exploit the IP Assets or Trade Secrets transferred hereunder; (3) developing, manufacturing, marketing, distributing, licensing, selling, or commercializing any product, service, or technology that is independently developed without use of the IP Assets or Trade Secrets transferred hereunder, even if such product, service, or technology operates in the same field or market as products or services that may utilize the IP Assets; (4) performing Seller’s obligations under this Agreement or any other Transaction Document; or (5) engaging in any business activities conducted by Seller or its Affiliates that do not utilize the IP Assets.

(ii) Non-Solicitation of Employees. During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly: (A) solicit, recruit, hire, or engage any Person who is, or was at any time during the twelve (12) months preceding such solicitation, an employee, consultant, contractor, or other service provider of Buyer or any of its Affiliates who has knowledge of, access to, or responsibilities relating to the IP Assets; or (B) induce, encourage, or attempt to induce or encourage any such Person to terminate his or her employment or engagement with Buyer or any of its Affiliates. Notwithstanding the foregoing, this Section 9.02(d)(ii) shall not prohibit: (1) general solicitations of employment not specifically directed at employees of Buyer or its Affiliates, including advertisements in newspapers, trade publications, job boards, or similar media; or (2) the hiring of any Person who responds to such general solicitations without any other action by Seller or its Affiliates that would otherwise violate this Section.

(iii) Non-Solicitation of Business Relationships. During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, divert, take away, or attempt to divert, or take away, any licensee, customer, supplier, vendor, or business partner of Buyer or any of its Affiliates with respect to any product, service, or technology that incorporates, utilizes, or is derived from the IP Assets.

(iv) Acknowledgments. Seller acknowledges and agrees that: (A) the covenants set forth in this Section 9.02(d) are reasonable and necessary to protect Buyer’s legitimate business interests in the IP Assets and the goodwill associated therewith; (B) the restrictions contained in this Section 9.02(d) are reasonable in scope, duration, and geographic area; (C) Seller has received adequate consideration for the covenants set forth in this Section 9.02(d), including the Purchase Price; and (D) Seller’s compliance with the covenants set forth in this Section 9.02(d) will not impose an undue hardship on Seller or prevent Seller from earning a livelihood.

(v) Remedies. Seller acknowledges and agrees that a breach or threatened breach of any of the covenants set forth in this Section 9.02(d) would cause irreparable harm to Buyer for which monetary damages would be an inadequate remedy. Accordingly, Seller agrees that, in addition to any other remedies available to Buyer at law or in equity, Buyer shall be entitled to seek injunctive relief, specific performance, or other equitable relief to enforce the provisions of this Section 9.02(d), without the necessity of proving actual damages or posting any bond or other security. The Restricted Period shall be tolled during any period in which Seller is in breach of any of the covenants set forth in this Section 9.02(d).

(vi) Reformation. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 9.02(d) is unenforceable because of the duration, scope, or geographic area of such covenant, such court shall have the power to reduce the duration, scope, or geographic area of such covenant, as the case may be, and, in its reduced form, such covenant shall be enforceable to the fullest extent permitted by Applicable Law. The Parties intend that the covenants set forth in this Section 9.02(d) be enforced to the maximum extent permitted by Applicable Law.

(e) Access to Information. Prior to the Closing, Seller shall give Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours and upon reasonable advance notice, to all books, records, files, documents, and other information relating exclusively to the IP Assets, and shall allow Buyer and its representatives to make copies thereof, subject to the confidentiality obligations set forth in Section 9.04. Following the Closing, each Party shall provide the other Party (at the requesting Party’s expense) with such reasonable assistance, including the provision of available relevant records and reasonable access to and cooperation of personnel, as may be reasonably requested in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

9.03 Certain Notifications. At all times prior to the Closing, each Party shall promptly notify the other Party in writing of the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Article VII or Article VIII of this Agreement.

9.04 Confidentiality.

(a) Obligations. Each Party (a “Receiving Party”) shall hold in strict confidence all non-public information disclosed by or on behalf of the other Party (a “Disclosing Party”) in connection with the transactions contemplated by this Agreement (such information, together with all analyses, compilations, studies, or other documents or records prepared by the Receiving Party that contain or reflect such information, “Confidential Information”) and shall use such Confidential Information solely for the purpose of evaluating and consummating the transactions contemplated by this Agreement. Disclosure of Confidential Information shall be limited to those representatives of the Receiving Party with a need to know who are bound by confidentiality obligations at least as protective as those set forth herein.

(b) Exceptions. The obligations set forth in Section 9.04(a) shall not apply to information that: (i) is or becomes publicly available through no fault of the Receiving Party; (ii) was known to the Receiving Party prior to disclosure by the Disclosing Party without breach of any confidentiality obligation; (iii) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; (iv) is rightfully obtained by the Receiving Party from a third party without breach of any confidentiality obligation; or (v) is required to be disclosed by Applicable Law, regulation, or legal process, provided that the Receiving Party shall, to the extent permitted by Applicable Law, provide the Disclosing Party with prompt written notice of such requirement and cooperate with the Disclosing Party in seeking a protective order or other appropriate remedy.

(c) Survival. The confidentiality obligations set forth in this Section 9.04 shall survive the Closing or any termination of this Agreement for a period of two (2) years; provided that the obligation to maintain the confidentiality of Trade Secrets shall survive indefinitely so long as such information constitutes a trade secret under Applicable Law.

Article X
INDEMNIFICATION

10.01 Survival of Representations and Warranties.

(a) The representations and warranties of Seller set forth in Sections 5.01 (Organization), 5.02 (Authority), 5.03 (Execution and Binding Effect), 5.05 (Title to IP Assets), 5.18 (Fair Consideration), and 5.19 (Brokers and Finders) (collectively, the “Seller Fundamental Representations”) shall survive the Closing and continue in full force and effect indefinitely.

(b) The representations and warranties of Seller set forth in Section 5.06 (Chain of Title), Section 5.07 (Non-Infringement), Section 5.08 (No Conflicting Licenses), Section 5.10 (No Litigation), and Section 5.12 (Employee and Contractor IP Assignments) (collectively, the “Seller IP Representations”) shall survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing Date.

(c) All other representations and warranties of Seller shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date.

(d) The representations and warranties of Buyer shall survive the Closing and continue in full force and effect until the date that is twelve (12) months after the Closing Date.

(e) All covenants and agreements of the Parties that by their terms are to be performed, in whole or in part, after the Closing shall survive the Closing in accordance with their terms..

(f) No claim for indemnification under this Article X may be asserted after the expiration of the applicable survival period set forth in this Section 10.01; provided, however, that any claim for which written notice has been given in accordance with Section 10.04 prior to the expiration of the applicable survival period shall survive until final resolution thereof.

10.02 Indemnification by Seller. Subject to the Agreement’s limitations, from and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees, agents, successors, and assigns (each, a “Buyer Indemnified Person”) from and against any and all Damages that any Buyer Indemnified Person incurs or suffers arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or in any certificate delivered by Seller pursuant hereto;

(b) any breach or failure to perform any covenant, agreement, or obligation of Seller contained in this Agreement;

(c) any Excluded Asset or any liability of Seller not expressly assumed by Buyer;

(d) any non-frivolous claim by a third party that any IP Asset, or the use thereof, infringes, misappropriates, or otherwise violates any intellectual property right of such third party, to the extent based on facts or circumstances existing on or prior to the Closing Date; and

(e) any Taxes of Seller or attributable to the IP Assets for any period (or portion thereof) ending on or prior to the Closing Date.

10.03 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates, and their respective members, managers, officers, employees, agents, successors, and assigns (each, a “Seller Indemnified Person”) from and against any and all Damages that any Seller Indemnified Person incurs or suffers arising out of or relating to:

(a) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by Buyer pursuant hereto; and

(b) any breach or failure to perform any covenant, agreement, or obligation of Buyer contained in this Agreement.

10.04 Notice and Procedure.

(a) Notice. Any Person entitled to indemnification hereunder (an “Indemnified Person”) shall promptly give written notice to the Party obligated to provide such indemnification (the “Indemnifying Party”) of any claim, demand, action, or proceeding for which indemnification is sought (a “Claim Notice”), describing in reasonable detail the nature and basis of the claim, the amount of Damages (to the extent then ascertainable), and the specific provisions of this Agreement upon which the claim is based; provided, however, that the failure to provide timely notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(b) Third-Party Claims. If a claim by a third party is made against any Indemnified Person and such Indemnified Person intends to seek indemnification therefor under this Article X:

(i) The Indemnifying Party shall have the right, at its sole cost and expense, to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Person upon delivery of written notice to the Indemnified Person within thirty (30) days of receipt of the Claim Notice; provided that the Indemnifying Party shall not have the right to assume the defense if (A) the claim seeks injunctive or equitable relief against the Indemnified Person, (B) the claim relates to or arises in connection with any criminal or quasi-criminal proceeding, or (C) the Indemnified Person has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Person.

(ii) If the Indemnifying Party assumes the defense, the Indemnified Person shall have the right to participate in such defense at its own expense and with counsel of its own choosing.

(iii) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to a third-party claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, conditioned, or delayed), unless such judgment or settlement (A) involves only the payment of money by the Indemnifying Party, (B) does not impose any injunctive or other equitable relief against the Indemnified Person, and (C) includes a complete and unconditional release of the Indemnified Person from all liability with respect to such claim.

(iv) If the Indemnifying Party does not assume the defense of a third-party claim within the time period specified above, the Indemnified Person shall have the right to defend such claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

10.05 Limitations on Indemnification.

(a) Basket. The Indemnifying Party shall not be required to indemnify any Indemnified Person for Damages under Section 10.02(a), any frivolous IP Asset infringement claim, or Section 10.03(a), as applicable, until the aggregate amount of all such Damages exceeds $50,000 (the “Basket”), at which point the Indemnifying Party shall be liable for all Damages from the first dollar; provided, however, that the Basket shall not apply to breaches of the Seller Fundamental Representations.

(b) Cap. The aggregate liability of an Indemnifying Party for Damages under Section 10.02(a), (d) or Section 10.03(a), as applicable, shall not exceed the value of the Consideration Shares as of the Closing Date (the “Cap”); provided, however, that the Cap shall not apply to Damages arising from breaches of (i) the Seller Fundamental Representations (which shall be subject to a cap equal to the full value of the Consideration Shares), (ii) the Seller IP Representations (which shall be subject to a cap equal to the full value of the Consideration Shares), or (iii) fraud, willful misconduct, or intentional misrepresentation by such Indemnifying Party.

(c) No Limitation for Certain Claims. Notwithstanding anything to the contrary in this Section 10.05, the Basket and Cap shall not apply to Damages arising from (i) fraud, willful misconduct, or intentional misrepresentation by the Indemnifying Party, (ii) breaches of Section 10.02(c) (Excluded Assets), or (iii) breaches of Section 10.02(e) (Taxes).

(d) Mitigation. Each Indemnified Person shall use commercially reasonable efforts to mitigate any Damages for which it seeks indemnification under this Article X.

(e) Insurance and Other Recoveries. The amount of any Damages subject to indemnification under this Article X shall be reduced by any amounts actually recovered by the Indemnified Person under any insurance policy with respect to such Damages, net of the costs of collection (including increased premiums).

(f) Exclusive Remedy. Except in the case of fraud, the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Parties with respect to any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Section 10.05(f) shall limit either Party’s right to seek equitable relief, including specific performance or injunctive relief, pursuant to Section 12.12.

10.06 Recourse Against Consideration Shares.

(a) Right of Recourse. In the event that any Buyer Indemnified Person becomes entitled to indemnification pursuant to this Article X, Buyer (but in no event for more than 180 days from the Closing Date) shall have the right, in its sole discretion, to satisfy any such indemnification obligation, in whole or in part, by canceling a number of Consideration Shares then held by Seller equal to the quotient obtained by dividing (i) the amount of Damages to be satisfied by (ii) the Share Value (as defined in Section 10.06(b)) (such shares, rounded up to the nearest whole share, the “Recourse Shares”). Upon delivery by Buyer of written notice to Seller specifying the number of Recourse Shares to be canceled or returned (a “Recourse Notice”), Seller shall promptly (and in no event later than ten (10) Business Days after receipt of such Recourse Notice) surrender such Recourse Shares to Buyer or Buyer’s transfer agent for cancellation. If Seller fails to surrender such Recourse Shares within such ten (10) Business Day period, Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent of Buyer, with full power of substitution, as Seller’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in Buyer’s own name, for the purpose of carrying out and effectuating the transfer, assignment, and cancellation of such Recourse Shares, including executing and delivering any and all instruments of transfer, stock powers, and other documents necessary or appropriate to transfer such Recourse Shares to Buyer or to instruct Buyer’s transfer agent to cancel such Recourse Shares on Buyer’s books and records, in each case without further action by Seller.

(b) Share Value; VWAP. For purposes of determining the number of Consideration Shares to be recovered or canceled in satisfaction of any indemnification claim under this Section 10.06, each Consideration Share shall be valued at the twenty (20)-trading-day volume-weighted average price (“VWAP”) of the Class A Common Stock on the principal national securities exchange or over-the-counter market on which such shares are then listed or quoted, calculated over the twenty (20) consecutive trading days immediately preceding the date of settlement of the applicable indemnification claim (the “Share Value”). If the Class A Common Stock is not listed on a national securities exchange or quoted on an over-the-counter market at the time of determination, the Share Value shall be determined by an independent appraiser mutually agreed upon by the Parties (or, failing such agreement within ten (10) Business Days, appointed by the American Arbitration Association in accordance with its rules), and the costs of such appraisal shall be borne equally by the Parties.

Article XI
TERMINATION

11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller;

(b) by Buyer, if any of the conditions set forth in Article VII shall have become incapable of fulfillment on or prior to the Outside Date and shall not have been waived by Buyer;

(c) by Seller, if any of the conditions set forth in Article VIII shall have become incapable of fulfillment on or prior to the Outside Date and shall not have been waived by Seller;

(d) by either Party, if any Governmental Entity shall have issued an order, decree, ruling, or injunction (which order, decree, ruling, or injunction the Parties shall use their commercially reasonable efforts to have lifted) restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order shall have become final and nonappealable;

(e) by either Party, if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date;

(f) by Buyer, if there shall have been a material breach by Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would give rise to the failure of any condition set forth in Article VII, and such breach shall not have been cured within fifteen (15) Business Days after written notice thereof from Buyer to Seller (or such breach is incapable of cure); or

(g) by Buyer, if Seller or any of its Affiliates goes into liquidation, has an application or order made for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, administrator, liquidator, or similar official appointed to it or any of its assets.

11.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.01, this Agreement shall become void and of no further force and effect, and there shall be no liability on the part of any Party (or their respective officers, directors, members, managers, employees, agents, or Affiliates), except that (a) Section 9.04 (Confidentiality), Section 12.08 (Expenses), Section 12.02 (Governing Law), Section 12.03 (Dispute Resolution), and this Section 11.02 shall survive any such termination, and (b) nothing herein shall relieve any Party from liability for any willful breach of this Agreement prior to such termination.

Article XII
MISCELLANEOUS

12.01 Amendments and Waivers. No provision of this Agreement may be amended, modified, or supplemented except by a written instrument signed by both Parties. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the Party granting such waiver. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12.02 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed by, construed, and interpreted in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Florida or any other jurisdiction).

12.03 Dispute Resolution; Jurisdiction; Jury Waiver.

(a) Exclusive Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction and venue of the state and federal courts located in Broward County, Florida, for the purposes of any action, suit, or proceeding arising out of or relating to this Agreement, and each Party irrevocably waives any objection it may now or hereafter have to the laying of venue in any such court, and any claim that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Service of Process. Service of process may be made in any manner permitted by the laws of the State of Florida.

12.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that either Party may, without the consent of the other Party assign this Agreement or any of its rights or obligations hereunder to (a) any Affiliate of Buyer, or (b) any successor to all or substantially all of Buyer’s assets or business, in each case provided that such assignment shall not relieve such Party of its obligations hereunder.

12.05 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the Indemnified Persons are intended third-party beneficiaries of Article X.

12.06 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand or by nationally recognized overnight courier service (with written confirmation of receipt); (b) when sent by email (with confirmation of transmission), if sent during the addressee’s normal business hours, and on the next Business Day if sent after the addressee’s normal business hours; or (c) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address as shall be designated by a Party in a written notice given in accordance with this Section 12.06):

If to Buyer:

RMX Industries, Inc.

4514 Cole Ave,

Ste. 600

Dallas, Texas, 75205

Attention: Karl Kit

Email: k.kit@rmx.io

with a copy to (which shall not constitute notice):

Bevilacqua PLLC

800 Connecticut Ave., NW

Suite 300

Washington, DC 20006

Attention: Louis A. Bevilacqua, Esq.

Email: Lou@Bevilacquapllc.com

If to Seller:

Apollo Group Enterprises, LLC

2550 N. Alafaya Trail #9205

Orlando, FL 32826

brent@apollogroupventures.com

with a copy to (which shall not constitute notice):

Apollo Group Enterprises, LLC - General Counsel

2864 Courville Drive

Bloomfield Hills, MI 48302 Attention: Warren Brasch

Email: warren@apollogroupventures.com

12.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law, the remaining provisions of this Agreement shall remain in full force and effect. The Parties agree to negotiate in good faith to replace any invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that achieves, to the greatest extent possible, the economic, business, and other purposes of the invalid, illegal, or unenforceable provision.

12.08 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own fees and expenses (including the fees and expenses of its legal, accounting, financial, and other advisors) incurred in connection with the negotiation, documentation, and consummation of the transactions contemplated by this Agreement, whether or not the Closing occurs.

12.09 Entire Agreement. This Agreement, together with the Schedules, Exhibits, the Disclosure Schedule, and the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, commitments, offers, contracts, and writings (whether written or oral) with respect to the subject matter hereof.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of electronically transmitted copies bearing the signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

12.11 Construction. The headings and titles used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel, and this Agreement shall not be construed against any Party by reason of the drafting or preparation thereof. As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation.”

12.12 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the Parties shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

12.13 Further Assurances. Each Party shall, at the reasonable request of the other Party, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Purchase Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BUYER:

RMX INDUSTRIES, INC.,
a Nevada corporation

By:	/s/ Karl Kit
Name:	Karl Kit
Title:	Chief Executive Officer

SELLER:

APOLLO GROUP ENTERPRISES, LLC,
a Florida limited liability company

By:	/s/ Brent Crider
Name:	Brent Crider
Title:	Chief Executive Officer

DISCLOSURE SCHEDULES

to the

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

dated as of May 8, 2026

by and between

RMX INDUSTRIES, INC.

as Buyer

and

APOLLO GROUP ENTERPRISES, LLC

as Seller

These Disclosure Schedules are delivered by Seller pursuant to and in connection with the Intellectual Property Purchase Agreement, dated as of May 8, 2026 (the “Agreement”), by and between RMX Industries, Inc. (“Buyer”) and Apollo Group Enterprises, LLC (“Seller”).

Capitalized terms used but not defined in these Disclosure Schedules shall have the meanings set forth in the Agreement.

The disclosures set forth herein are arranged in sections corresponding to the sections of the Agreement to which they relate. Disclosure of any item in any section of these Disclosure Schedules shall be deemed disclosure with respect to any other section of the Agreement to which the relevance of such disclosure is reasonably apparent on its face. Nothing in these Disclosure Schedules constitutes an admission of any liability or obligation of Seller or any Affiliate of Seller to any third party, or an admission against Seller’s interests. The inclusion of any item in these Disclosure Schedules shall not be deemed to constitute an admission that such item represents a material exception or fact, event, or circumstance, or that such item would result in a Material Adverse Effect.

SCHEDULE 2.1(a)

Patents

(Including Patent Applications, Continuations, and Foreign Counterparts)

Not Applicable

SCHEDULE 2.1(b)

Trademarks

(Including Service Marks and Trade Dress)

Not Applicable

SCHEDULE 2.1(c)

Copyrights

(Including Copyright Registrations and Applications)

Not Applicable

SCHEDULE 2.1(d)

Software

See Attached

SCHEDULE 2.1(e)

Domain Names, URLs, and Social Media Handles

See Attached

SCHEDULE 2.1(k)

Permitted Encumbrances

Not Applicable

SCHEDULE 5.4

Required Consents and Approvals

Not Applicable

SCHEDULE 5.8

Existing Licenses and Third-Party Rights

Not Applicable

SCHEDULE 5.11

Open-Source Software Bill of Materials

Not Applicable

DISCLOSURE SCHEDULE

Exceptions to Representations and Warranties

Not Applicable

Section 5.4
No Violation; Consents

Not Applicable

Section 5.6
Chain of Title

Not Applicable

Section 5.7
Non-Infringement

Not Applicable

Section 5.10
No Litigation

Not Applicable

Section 5.12
Employee and Contractor IP Assignments

Not Applicable

Section 5.13
Protection of IP Assets

Not Applicable

Section 5.14
Data Privacy and Security

Not Applicable

Section 5.15
No Government Grants or University Rights

Not Applicable

Section 5.16

No Prior Transfers

Not Applicable